Exhibit 99.1

NephroGenex Reports Second Quarter 2015 Financial Results

Conference call and webcast to be held Thursday, August 13, 2015 at 8 a.m. Eastern

RALEIGH, N.C.-August 12, 2015- NephroGenex, Inc. (Nasdaq:NRX), a pharmaceutical company focused on the development of therapeutics to treat kidney disease, today reported financial results and business highlights for the second quarter ended June 30, 2015.

“During the second quarter of 2015, we made substantial gains in advancing our Phase 3 study of oral Pyridorin to treat diabetic nephropathy,” said Chief Executive Officer Pierre Legault. “With more than 120 clinical sites now participating in our PIONEER trial, we have been able to significantly increase the number of patients who are undergoing screening for randomization. As a result, we are currently tracking ahead of our plan for full enrollment by mid-2016.”
Mr. Legault added, “The program for our second product candidate, intravenous Pyridorin to treat hospital-acquired acute kidney injury, has achieved strong results and continues to advance toward an IND filing in 2015. We also recently appointed Dr. Jaikrishna Patel, formerly of GlaxoSmithKline, to the role of Chief Medical Officer, and expect our drug development efforts to benefit from his deep expertise in R&D and medical affairs.”

Program and Corporate Updates:

•
Phase 3 PIONEER trial recruitment ahead of plan and on target for full enrollment in the first half of 2016. NephroGenex is currently recruiting PYR-311, a double-blind, placebo-controlled study to evaluate the safety and efficacy of Pyridorin in reducing the rate of renal disease progression in Type 2 diabetic patients. The Company expanded recruitment to more than 120 sites in the U.S., Europe and Asia Pacific, and plans to open as many as 30 more by year-end. It expects to fully enroll approximately 600 patients in the study by mid-2016. The PIONEER program is under a Special Protocol Assessment (SPA) and has Fast Track designation from the FDA, as well as positive Scientific Advice from the European Medicines Agency.

•
Secondary public offering to support ongoing product development programs. In July, NephroGenex raised net proceeds of $7.1 million in a follow-on offering of 1,500,000 shares of common stock and warrants to purchase 1,500,000 shares of common stock with an exercise price of $6.25 per share. The underwriters exercised their overallotment option to purchase an additional 112,500 shares of common stock and warrants to purchase 225,000 shares of common stock. The proceeds will be used for working capital and general corporate purposes.

•
Dr. Jaikrishna Patel appointed to Chief Medical Officer. Dr. Patel, an industry veteran who has held several senior management roles at GlaxoSmithKline, will help guide the Company’s Phase 3 PIONEER program and the development of an intravenous formulation of Pyridorin for acute kidney injury (AKI). Dr. Wesley Fox, Ph.D., has transitioned to the role of chairman of a scientific advisory board for the Company, and

Exhibit 99.1

to an advisory role focusing on strategic projects and investor relations.

•
Preclinical study of intravenous Pyridorin for acute kidney injury (AKI) continues to advance. Earlier in the quarter, the Company announced positive scientific data on AKI at the National Kidney Foundation 2015 Spring Clinical Meetings. Researchers reported on a preclinical model of hospital-acquired AKI, a major cause of morbidity, extended hospitalizations and increased medical costs. In the study, Pyridorin significantly reduced the severity of acute kidney injury in an animal model of ischemia reperfusion, which emulates the AKI that can result following cardiopulmonary bypass surgery. The Company is in pre-IND discussions with the FDA and anticipates filing an IND in the second half of 2015.

Second Quarter 2015 Financial Results

•	Cash, cash equivalents and short-term investments as of June 30, 2015 were approximately $18.9 million as compared to approximately $28.7 million as of December 31, 2014.

•
Net loss: NephroGenex reported a net loss of approximately $6.4 million, or $0.72 per common share (basic and diluted), for the three months ended June 30, 2015 as compared to $5.4 million, or $0.61 per common share (basic and diluted) for the three months ended June 30, 2014. The results included non-cash, stock-based compensation charges of approximately $314,000 in the second quarter of 2015 and approximately $440,000 in the second quarter of 2014. Net losses have resulted primarily from costs incurred in connection with research and development programs and from general and administrative costs associated with public company activities.

•
Research & development expenses were approximately $4.2 million for the three months ended June 30, 2015 as compared to $3.9 million for the three months ended June 30, 2014. The increase in the Company’s R&D spending was primarily due to Phase 3 clinical development activities for Pyridorin, preclinical development activities for Pyridorin for the treatment of AKI and an increase in personnel-related expenses as a result of an increase in headcount.

•
General & administrative expenses were approximately $2.0 million for the three months ended June 30, 2015 as compared to approximately $1.6 million for the three months ended June 30, 2014, driven primarily by an increase in corporate governance expenses, including an increase in legal fees incurred for public company activities and consulting fees incurred for completion of a Pyridorin marketing study.

Conference Call/Webcast Details
NephroGenex will host a conference call and webcast Thursday, August 13 at
8 a.m. Eastern to discuss the Company's financial results and provide a business update. To access the call, participants should dial 877-407-3944 (U.S. and Canada) and 412-902-0038 (international) at least 10 minutes prior to the start of the call. The event will be webcast live and can also be accessed on the Events and Presentations section of the Company’s website at www.nephrogenex.com. A replay will be available on the website with the same link approximately 2 hours after the event for 30 days.

About Diabetic Nephropathy

Exhibit 99.1

Diabetic nephropathy is a chronic, degenerative disease of the kidney caused by diabetes. There are approximately 6 million patients with diabetic nephropathy in the United States (approximately 33% of diagnosed diabetics) and this population is expected to grow. Patients suffering from diabetic nephropathy progress to End Stage Renal Failure (and require dialysis) or death. There are currently no adequate treatments for this disease.

About Pyridorin®
Pyridorin inhibits pathogenic oxidative chemistries, which are collectively elevated in diabetic patients and induce pathological changes implicated in the development of diabetic nephropathy. Pyridorin inhibits a broad range of these chemistries which we believe accounts for its effectiveness in slowing the progression of nephropathy in diabetic patients as shown in our Phase 2 studies. Our lead drug candidate was also found to be safe and well tolerated in these same studies.

About NephroGenex, Inc.
NephroGenex (Nasdaq:NRX) is a clinical-stage pharmaceutical company focused on developing therapeutics to treat kidney diseases caused by pathogenic oxidative chemistries. Since our inception, we have collaborated with the leading scientific experts in pathogenic oxidative chemistries to build a strong portfolio of intellectual property and novel acting drug candidates. Our clinical program has been done in collaboration with world leading clinical investigators in kidney disease. Our product pipeline includes an oral formulation of Pyridorin, which is being developed as a chronic, therapeutic agent to slow the progression of diabetic nephropathy, as well as an intravenous formulation of Pyridorin to treat specific types of acute kidney injury.

Cautionary Note on Forward-Looking Statements
This press release contains certain statements that are, or may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "will," or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the items identified in the " Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission ("SEC") on March 24, 2015, and the “Risk Factors” sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 filed with the SEC on May 13, 2015 and August 12, 2015 respectively, as well as in other filings that we may make with the SEC in the future. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we do not undertake and specifically disclaim any obligation to update any forward-looking statements.

Exhibit 99.1

NephroGenex, Inc.

Balance Sheets
(in thousands except share and per share information)

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$10,195	$13,978
Short-term investments	8,675	14,698
Prepaid expenses and other assets	1,029	309
Total current assets	19,899	28,985

Deferred offering costs	392	—
Property and equipment, net	38	36
Other assets	301	210
Total assets	$20,630	$29,231

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,930	$1,750
Accrued and other liabilities	3,501	1,405
Current portion of note payable	1,468	293
Total current liabilities	6,899	3,448
Note payable, less current portion	5,346	6,442
Other long-term liabilities	22	10
Total liabilities	12,267	9,900
Stockholders’ equity
Preferred Stock	—	—
Common Stock	9	9
Additional paid-in capital	77,731	77,149
Accumulated other comprehensive loss	(6)	(8)
Accumulated deficit	(69,371)	(57,819)
Total stockholders’ equity	8,363	19,331
Total liabilities and stockholders’ equity	$20,630	$29,231

Exhibit 99.1

NephroGenex, Inc.

Statements of Comprehensive Loss
(in thousands except share and per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Expenses:
Research and development	$4,240	$3,875	$7,609	$4,332
General and administrative	2,002	1,560	3,672	2,595
Total expenses	6,242	5,435	11,281	6,927

Loss from operations	(6,242)	(5,435)	(11,281)	(6,927)
Other income (expense):
Change in value of preferred stock warrants	—	—	—	(140)
Interest expense	(141)	—	(284)	(78)
Interest income	4	12	13	22
Net loss	$(6,379)	$(5,423)	$(11,552)	$(7,123)

Net loss per share – basic and diluted	$(0.72)	$(0.61)	$(1.30)	$(1.06)

Weighted average shares outstanding – basic and diluted	8,864,603	8,855,114	8,863,868	6,733,095

Other comprehensive loss:
Net loss	$(6,379)	$(5,423)	$(11,552)	$(7,123)
Unrealized gain/(loss) on short-term investments	(5)	(37)	2	(37)
Comprehensive loss	$(6,384)	$(5,460)	$(11,550)	$(7,160)

CONTACTS:

Investors	Media
Michael Levitan	Susan Duffy
The Trout Group	BMC Communications
646-378-2920	646-513-3119
mlevitan@troutgroup.com	sduffy@bmccommunications.com